AMENDMENT TO WARRANT TO PURCHASE STOCK

This Amendment to Warrant to Purchase Stock is dated as of December 20, 2007 by and between Agility Capital, LLC ("Holder") and North American Scientific, Inc. ("Company").

Recitals.

Company issued a Warrant to Purchase Stock dated as of November 20, 2007 to Holder (the "Warrant"). Company and Holder wish to amend the Warrant. Now, therefore, Company and Holder agree as follows:

1. Section 2.3 of the Warrant is amended to read as follows:

Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares issuable upon exercise of this Warrant shall be proportionately reduced.

2. Section 3.3 of the Warrant is amended to read as follows:

Registration Rights. By July 31, 2008 (the "Filing Date"), Company shall file a registration statement covering the resale of the Shares on a registration statement (the "Registration Statement") with the Securities Exchange Commission (the "SEC") and effect the registration, qualifications or compliances (including without limitation the execution of any required undertaking to file post-effective amendments, appropriate qualifications or exemptions under applicable blue sky or other state securities laws and appropriate compliance with applicable laws) as promptly as possible after the filing thereof, but in any case within 45 days after the Filing. The Registration Statement will be on Form S-3, provided that if Form S-3 is not available for use by Company on the Filing Date, then the Registration Statement will be on such form as is then available. All expenses incurred in connection with any registration, qualification, exemption or compliance pursuant to this Section shall be borne by Company, other than fees and expenses, if any, of counsel or other advisors to the Holder, or underwriting discounts, brokerage fees and commissions incurred by the Holder, if any, in connection with such registration. From the Filing Date through the date that Holder sells or disposes of the Shares (the "Registration Period"), Company shall cause the registration and any qualification, exemption or compliance under state and federal laws continuously effect with respect to Holder, and keep such Registration Statement free of any material misstatements or omissions. During the Registration Period, Company shall advise Holder (a) within 2 Business Days when the Registration Statement or any amendment thereto has been filed and when the Registration Statement or amendment has become effective, (b) within 2 Business Days of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, and (c) within 2 Business Days of the occurrence of any event that requires the making of any changes in the Registration Statement. Company shall at all times use its best efforts to cause its common stock to be listed on each securities exchange or market on which the stock is listed as of the Issue Date. The Shares, or the common stock into which the Shares are convertible, shall be "Registrable Securities", and Holder shall have the rights of a "Holder" under such investor rights agreement or registration rights agreement as the Company may enter into from time to time. If the Registration Statement (i) has not been filed with the SEC by the Filing Date, (ii) has not been declared effective by the SEC within 45 days thereafter, or (iii) after the Registration Statement is declared effective by the SEC, is suspended by Company or ceases to remain continuously effective as to all Shares for which it is required to be effective (a "Registration Default"), for any 30-day period (a "Penalty Period") during which the Registration Default remains uncured, Holder may acquire an additional number of Shares equal to 50,000 shares for each Penalty Period, but not more than 600,000 Shares in the aggregate, which amounts of Shares shall be subject to proportionate adjustment in the event of any subdivision, combination, reorganization or reclassification of the common stock of the Company. Notwithstanding the foregoing, the Company shall not be required to file or cause or maintain the effectiveness of a registration statement covering the resale of the Shares and shall not be subject to any penalty hereunder due to the absence of such filing or effectiveness, if upon conversion of this Warrant pursuant to Section 1.2 hereof, the Holder would then be permitted, or any predecessor in interest of the Holder would have been permitted, under SEC Rule 144, or any successor provision, to sell the Shares received upon such conversion without registration under the Securities Act of 1933, as amended, and applicable blue sky or other state securities laws.

3. Except as amended hereby, the Warrant remains in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and both of which shall constitute one instrument.

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NORTH AMERICAN SCIENTIFIC, INC.

By: ______________________________

Name: ______________________________

Title: ______________________________

AGILITY CAPITAL, LLC

By: ______________________________

Name: ______________________________

Title: ______________________________